f4kro100923tfmc.txt

Exhibit 99

Additional Information

     Valhi, Inc. ("Valhi"), NL Industries, Inc. ("NL"), Harold C. Simmons,

TIMET Finance Management Company ("TFMC"), Harold C. Simmons' wife and

Contran Corporation ("Contran") are the holders of 59.2%, 36.0%, 0.5%, 0.2%,

0.1% and less than 0.1%, respectively, of the outstanding shares of common stock, par value $0.01 per share ("Common Stock"), of the issuer.

     Titanium Metals Corporation ("TIMET") directly owns 100% of the outstanding common stock of TFMC. Valhi Holding Company ("VHC"), Harold C.

Simmons' wife, The Combined Master Retirement Trust (the "CMRT"), Harold C.

Simmons, NL, Valhi, Contran and the Harold Simmons Foundation, Inc. (the

"Foundation") are the holders of approximately 24.9%, 11.3%, 8.6%, 4.1%,

0.8%, 0.5%, 0.4% and less than 0.1%, respectively, of the outstanding common stock of TIMET. NL's percentage ownership of TIMET common stock includes 0.3%

directly held by a subsidiary of NL.

     Valhi and TFMC are the direct holders of approximately 83.0% and 0.5%,

respectively, of the outstanding common stock of NL. VHC, TFMC, the

Foundation, the Contran Amended and Restated Deferred Compensation Trust

(the "CDCT"), Harold C. Simmons, Harold C. Simmons' wife, the CMRT and

Contran are the direct holders of 92.3%, 1.3%, 0.9%, 0.3%, 0.3%, 0.2%, 0.1%

and less than 0.1%, respectively, of the outstanding common stock of Valhi.

Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the direct holder of 100% the outstanding common stock of VHC. Contran Corporation ("Contran")

is the holder of 100% of the outstanding common stock of Dixie Rice.

     Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of

Harold C. Simmons (the "Trusts"), of which Mr. Simmons is the sole trustee,

or is held by Mr. Simmons or persons or entities related to Mr. Simmons. As sole trustee of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by the Trusts. Mr. Simmons disclaims beneficial ownership of all Contran shares that the Trusts hold.

     Harold C. Simmons is the chairman of the board of each of the issuer,

Valhi, TIMET, VHC, Dixie Rice and Contran and chairman of the board and chief executive officer of NL.

     The Foundation directly holds less than 0.1% of the outstanding shares of TIMET common stock and 0.9% of the outstanding shares of Valhi common stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board of the Foundation.

     The CDCT directly holds approximately 0.3% of the outstanding shares of

Valhi common stock.  U.S. Bank National Association serves as the trustee of the CDCT.  Contran established the CDCT as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.  If the CDCT assets are insufficient to satisfy such obligations, Contran is obligated to satisfy the balance of such obligations as they come due.  Pursuant to the terms of the CDCT, Contran (i)

retains the power to vote the shares of Valhi's common stock held directly by the CDCT, (ii) retains dispositive power over such shares and (iii) may be deemed the indirect beneficial owner of such shares.

     The CMRT directly holds approximately 8.6% of the outstanding shares of

TIMET common stock and 0.1% of the outstanding shares of Valhi common stock.

Contran sponsors the CMRT, which permits the collective investment by master trusts that maintain the assets of certain employee benefit plans Contran and related companies adopt. Harold C. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT. Contran's board of directors selects the trustee and members of the trust investment committee for the CMRT. Mr. Simmons is a participant in one or more of the employee benefit plans that invest through the CMRT.

     By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Harold C. Simmons may be deemed to control such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares directly held by certain of such other entities. However, Mr. Simmons disclaims such beneficial ownership of the shares beneficially owned directly or indirectly by any of such entities, except to the extent of his vested beneficial interest, if any, in shares held by the CMRT. Mr. Harold Simmons disclaims beneficial ownership of all shares of Common Stock that Valhi, NL,

TFMC or Contran directly holds.

     Harold C. Simmons' wife is the direct owner of 54,856 shares of Common

Stock, 292,225 shares of NL common stock, 20,401,875 shares of TIMET common stock and 203,065 shares of Valhi common stock. Mr. Simmons may be deemed to share indirect beneficial ownership of such shares. Mr. Simmons disclaims all such beneficial ownership.

     Harold C. Simmons directly holds 258,720 shares of Common Stock, 1,000,200 shares of NL common stock, 7,442,787 shares of TIMET common stock and 343,183 shares of Valhi common stock.

     A trust, of which Harold C. Simmons and his wife are trustees and the beneficiaries are the grandchildren of his wife, is the direct holder of

15,432 of TIMET common stock and 31,800 shares of Valhi common stock. Mr.

Simmons, as co-trustee of this trust, has the power to vote and direct the disposition of the shares of Valhi common stock the trust holds. Mr. Simmons disclaims beneficial ownership of any shares that this trust holds.

     NL and a subsidiary of NL directly own 3,604,790 and 1,186,200 shares of

Valhi common stock, respectively. Pursuant to Delaware law, Valhi treats the shares of Valhi common stock that NL and the subsidiary of NL own as treasury stock for voting purposes. For the purposes of the percentage calculations herein, such shares are not deemed outstanding.